Exhibit 99.1










                                      AGREEMENT


                                       between


                                 DIXIE CEMENT COMPANY
                                 A Southdown Company


                                       and the


                      CEMENT, LIME AND GYPSUM WORKER'S DIVISION
                      BOILERMAKER'S UNION, LOCAL LODGE NO. D140
                                       AFL-CIO


                                     1995 - 2000



                                 Knoxville, Tennessee






                                        INDEX


                                                  Article        Page

          Access to Plant                         XXV
          Agreement                               I
          Benefits                                XXVIII
          Bulletin Boards                         VI
          Check-Off                               XXIII
          Copies                                  XXIX
          Core Concept                            III
          Extent of Agreement                     V
          First Aid and Medical Service           XIX
          Funeral Leave                           XXVI
          Grievance Procedures-Arbitration        XVIII
          Groups and Pay Rates
          Holidays                                XII
          Hour of Work and Shift Differential     XIV
          Incapacitated Employee                  VIII
          Job Bidding                             XXII
          Jury & Witness Duty                     X
          Layoffs and Recall                      XXIV
          Leave of Absence                        XVII
          Management Rights                       IV
          Meetings                                VIII
          Military Leave                          XXVII
          Non-Bargaining Unit Employees           XIII
          Non-Discrimination                      IX
          Overtime Equalization                   XVI
          Pay Procedures - Schedule A
          Safety and Welfare                      XX
          Savings Clause                          XXX
          Seniority                               VII
          Strikes and Lockouts                    XXI
          Term of Agreement                       XXXI
          Union and Company Cooperation           II
          Vacations                               XI
          Wage Rates and Job Groups               XV


















                                ARTICLE I - AGREEMENT

               Section 1. This Agreement is entered into this 23rd day of March, 1995, for the purposes of maintaining harmonious relations and close cooperation between Dixie Cement Company concerning its plant and quarry at Knoxville, Tennessee, only, hereafter called the "Company" and Cement, Lime and Gypsum Worker's Division, Boilermaker's Union, Local Lodge No. D140, affiliated with the AFL-CIO, hereinafter called the "Union".
               Section 2. The term "Employee" as used in this Agreement shall include all production and maintenance employees including leadmen, packing and loading, quarry, and laboratory, but excluding all clerical employees, guards and supervisors as defined in the Act.
               Section 3. The Company recognizes the Union as the sole bargaining agent for its employees as defined in Section 2 above, who works at its plant and quarry at Knoxville, Tennessee only.
               Section 4. The Company and the Union agree that there shall be no discrimination, interference, restraint or coercion by the Company, the Union or any of their agents against any employee because of membership or non-membership in the Union.
               Section 5. The union members shall refrain from union solicitation on company time.
               Section 6. As used in this Agreement, words denoting gender such as "he" or "his" shall also be applicable to female employees.

                      ARTICLE II - UNION AND COMPANY COOPERATION

               Section 1. The Union agrees that it will cooperate with the Company in all matters of industrial relations including carrying out Equal Employment Opportunity obligations and will support the Company's efforts to assure a fair day's work on the part of its members and that it will actively strive to eliminate absenteeism and other practices which restrict production. It further agrees that its member will abide by the rules of the Company in its effort to prevent accidents, to eliminate waste in production, conserve materials and supplies, improve the quality of workmanship, and strengthen goodwill between the Company and its employees.
               Section 2. The Union agrees that it will use its best efforts to assist the Company in enhancing the competitiveness of the Company, and augmenting or increasing revenue generation.
          For example, the Union will support, through community involvement and pro-active measures, the efforts of the Company to obtain permits and/or other necessary certifications to utilize alternative fuels.
               Section 3. The parties hereto intend by this Agreement to provide a stabilized and mutually beneficial relationship between them and to insure the production of quality products on schedule and at competitive costs during the life of this Agreement. The Company and the Union will also establish an






          active Employee Participation Program to facilitate ideas and develop and implement programs to improve the overall operations and enhance employee involvement.

                            ARTICLE III - THE CORE CONCEPT

               The parties agree that the basic structure of the Company's operation and the organization of its workforce is based on the "Core Concept". Under the Core Concept, employees will generally perform the "core" of the work to be done at the plant with the remainder to be performed by substantial but various numbers and types of outside contractors. The Company will advise the Union of its intent to use contractors when practical. The parties recognize that the Company is in the primary business of manufacturing cement and other products requiring similar process (utilizing hazardous waste as fuel). The parties further recognize that the business is limited in scope and that the Company should avoid, to the extent possible, getting into other businesses such as special projects, maintenance other than routine preventative maintenance, day to day labor pool work, janitorial work, over the road trucking and the like, where other business concerns may have more expertise, competence, economies of scale or other advantages. Therefore, the Union specifically agrees that the Company has the right to subcontract these and other types of work where in the Company's sole judgment such subcontracting is in the economic best interest of the Company and its employees. It is understood and agreed that the Core Concept does not require any specific number of employees, nor does it cover any specific work or job classifications. Rather, the Core Concept is a way of doing business which is designed to increase productivity of the plant and the job security of the employees.
               It is recognized and agreed that the Company's contracting out of bargaining unit work shall not directly result in the layoff or termination of bargaining unit employees performing the work to be performed by the contractor. If an employee is on lay-off, and the employee has notified the Company in writing that he/she is available for call in work, the Company will, when practical, call in such laid-off employees who, in the judgment of the Company, are qualified to perform the work needed at the plant by telephone contact or attempted telephone contact before bringing in a contractor to perform the needed work. The parties also agree that there shall be no other limitations upon the Company's use of contractors.

                            ARTICLE IV - MANAGEMENT RIGHTS

               The Union recognizes that the management of the plant, the direction of the working forces, including the right to hire, discipline or discharge for just cause, the right to make, change and enforce rules and policies (after posting) for the maintenance of discipline, safety and productivity; the exclusive






          rights to determine partial or permanent discontinuance or shutdown of operations (the Company's only obligation when exercising this right is to bargain with the Union over the effects of that decision); the right to determine production requirements and job content; the right to promote or to transfer employees; the right to transfer and relieve employees from duty because of lack of work or other legitimate reasons, and the right to establish and change work schedules and duties of employees are vested in the Company, except as otherwise provided in the Agreement. The listing of specific rights in this Agreement is not intended to be nor shall be considered restrictive of or a waiver of any of the rights of management not listed and not specifically surrendered herein, whether or not such rights have been exercised by the Company in the past.

                           ARTICLE V - EXTENT OF AGREEMENT

               Section 1. The parties acknowledge that during the negotiation which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement.
          Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated to bargaining collectively, with respect to any subject or matter referred to or covered in this Agreement or with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated or signed this Agreement.
               Section 2. This Agreement supersedes and cancels all prior practices and agreements, whether written or oral, unless expressly stated to the contrary herein, and together with any letters of understanding executed concurrently with (or after) this Agreement constitutes the complete and entire Agreement between the parties and concludes collective bargaining (except as provided in the grievance and arbitration procedure) for its term. It is further understood that in interpreting this Agreement, the parties and/or the arbitrator in the event an arbitrator is called upon to interpret this Agreement, shall not refer to, utilize or rely on any past practices prior to the execution of this Agreement and that in no event shall the practices or procedures followed in any other plant in the industry be referred to, utilized, or relied upon by the parties and/or arbitrator in the event an arbitrator is called upon to interpret this Agreement.

                             ARTICLE VI - BULLETIN BOARDS






               Section 1. The Union agrees to post only notices concerning elections, meetings, reports and other official union business and notices of social and recreational activities on the bulletin boards. A copy of each such notice will be supplied to the plant manager at the time of its posting. The Union agrees further that it will post no matters which are to the disinterest of the Company. However, notwithstanding the above, it is understood that the Company's decision concerning the use of the bulletin boards shall be final.

                               ARTICLE VII - SENIORITY

               Section 1. Seniority shall consist of an employee's length of continuous service with the Company since his last date of hire at its facility located at Knoxville, Tennessee. Notwithstanding the above, continuous service time accumulated with Ideal will count toward computing employee's eligibility for vacation and for such other purpose as the parties specifically agree to in some other portion of this Agreement. Seniority rights are created by this Agreement and exist only to the extent expressed herein. Seniority shall not establish any right to the continuation of any work at the Company's facility, at any given location, nor to the continuation of any job classification or group, but only serves as a qualification for benefits or such other purposes as is expressly provided for in this Agreement and for no other purpose, and is specifically limited to this facility and cannot be exercised elsewhere under any circumstances.
               Section 2. Each new employee shall be considered as a probationary employee for the first three (3) months of employment, after which his seniority shall date back to his date of hire. There shall be no seniority among probationary employees, and they may be laid off, discharged or otherwise terminated at the sole discretion of the Company and without explanation by it.
               Section 3. Seniority and the employment relationship shall be automatically terminated when an employee:
               1.   Is discharged.
               2. Is terminated upon the permanent shutdown of the Company's facilities. However, if the plant should be reopened within three (3) years from the permanent shutdown of the Company's facilities, employees on the payroll at the time of shutdown shall be given first refusal on jobs available in order of seniority if they are qualified.
               3. Is laid off for a period of two (2) year or the length of his seniority as of his last day of work, whichever period is
          shorter.   Notwithstanding the above, employees on the payroll as
          of January 1, 1984 shall retain their seniority and recall rights until recalled.
               4. Voluntary quits which shall be deemed to include (i) failure to notify the Company of the employee's intention to return to work after lay off, within three (3) working days, and






          to report to work within seven (7) working days (unless this latter period is extended in writing by the Company) after he has been notified by certified mail (either by delivery or attempted delivery) at his last address appearing on the Company's records to report to work; (ii) An absence from work for two (2) consecutive schedule work days without reporting to the Company unless excused by management.
               Section 4. In the event that an employee is transferred to a job within the Company, but is excluded from the bargaining unit, said employee's seniority shall continue to accumulate for ninety (90) days. After ninety (90) days the employee's seniority within the bargaining unit shall cease, except for eligibility for benefits.
               Section 5. The Company will provide the Union with an updated seniority list every six (6) months.
               Section 6. Incapacitated Employee - An employee who becomes permanently incapacitated and on the basis of competent medical opinion, cannot perform the essential functions of his regular job, may be placed in a vacant or other job by mutual agreement between the Union and the Company, provided the employee can perform the job. In placing such employee under this provision, the parties will take into consideration the fair p l acement of any employee who may be displaced by such assignment.


































                               ARTICLE VIII - MEETINGS

               Section 1.     The  Union  Committee  shall consist of three
          (3) employees selected by the Union members. The Union shall inform the Company of the names of the employees on the committee and any replacements thereafter.
               Section 2.     It  is  understood  that  from  time to time,
          representatives of the Company will meet with three (3) members of the committee in connection with step two and three of the grievance procedure and for such other purposes contemplated by the Agreement. It is further agreed that two (2) committee members will be compensated at their regular hourly rate for time lost from their regular schedule for attendance at step two and three of the grievance procedure and up to three (3) committee members will be paid for other such meetings which occur during their regular schedule. It is also agreed that members of the committee will not be compensated for attendance at negotiations for a new contract.

                           ARTICLE IX - NON-DISCRIMINATION

               The parties agree to apply the provisions of this Agreement to all employees without regard to race, color, national origin, sex, age, religion, veteran status or handicap. The Company and the Union agree to comply with the provisions of The Americans with Disabilities Act (ADA).

                           ARTICLE X - JURY & WITNESS DUTY

               The Company will grant employees time off for jury and witness duty. When an employee is called for jury or witness duty, he will be paid the difference between the fee he receives for such service and his hourly rate for actual time lost from working his regularly scheduled shift(s) not to exceed eight (8) hours per day (10 hours if working 4 day per week 10 hour shift) or forty (40) hours per week.
               The employee is responsible for providing documentation from the court showing jury or witness duty. Witness duty is defined as being subpoenaed as a witness in an action when the employee or the Union or the Company are neither the plaintiff nor the defendant.

                                ARTICLE XI - VACATIONS

               Section 1.     Each employee meeting all the requirements of
          Section 2 of this Article shall be eligible for vacation in accordance with the following schedule:
               After completion of one (1) year of service with the Company since the employee's last date of hire -- two
               (2) weeks vacation during the calendar year.
               After completion of six (6) years of service with the Company since the employee's last date of hire -- three






               (3) weeks of vacation during the current calendar year. After the completion of fifteen (15) years of service with the Company since the employee's last date of hire
               -- four (4) weeks of vacation during the current calendar year.
               Continuous service with the Company shall include continuous service accumulated with Ideal Basic Industries.
               Section 2. An employee shall receive a vacation according to Section 1 of this Article provided that such employee works at least 1500 hours during the current calendar year. Vacation pay will be based on forty (40) hours per week at the employee's regular hourly rate at the time he takes his/her vacation.
               In the event an employee has not worked at least 1500 hours during the calendar year, he shall receive vacation on a pro rata basis of one twelfth (1/12) vacation credit for each 125 hours worked. During the first year of service with the Company, an employee shall receive vacation on a pro rata basis on one-twelfth (1/12) vacation credit for each calendar month or part of a calendar month worked during the calendar year.
               Section 3 In the event an employee is laid-off, discharged, dies or retires without taking the vacation for which he is eligible, he or his estate shall receive remaining accrued vacation pay or a pro rata part of the vacation pay to which he would have been entitled in accordance with Section 2 of this Article. (125 hour formula)
               Section 4. Vacations will not be cumulative, but so far as practical will be granted at times most desired by employees, with the final right to allotment of vacation period exclusively reserved to the Company in order to ensure the orderly operation of the plant. When requested vacation periods conflict, preference shall be given to the employee having the most continuous service (including continuous service accumulated with the Ideal Basic Industries). In the event a paid holiday falls during an employee's vacation period, the employee shall receive holiday pay in addition to vacation pay or upon two (2) weeks notice to the Company, the Company may, in its exclusive judgment, allow the employee to take an additional day's vacation in lieu of holiday pay.

                                ARTICLE XII - HOLIDAYS

               Section 1. The Company recognizes the following nine (9) paid holidays per year: New Year's Day, Good Friday, Memorial Day, 4th of July, Labor Day, Thanksgiving, Friday after Thanksgiving, Christmas Eve, and Christmas Day. (Veterans Day, will be added as a tenth paid holiday effective March 1, 1999.)
               Section 2. Holiday pay will be equal to eight (8) hours pay at the employees straight time hourly rate. Such holiday pay will not be paid if the employee is absent from work on the holiday if scheduled to work on the holiday or if the employee is absent on the scheduled day preceding or following the holiday






          unless such absences are excused by Management. In no event shall an employee receive holiday pay for a holiday unless an employee has also actually worked during the fifteen (15) day period immediately preceding or immediately following the holiday. If an employee is required to work on a holiday, he will receive (8) hours pay for the holiday plus the appropriate regular hourly rate for hours actually worked. If the employee is regularly scheduled to work on the holiday, then said holiday pay shall be counted toward the calculation of overtime pay paid for working in excess of forty (40) hours per week. However, employees whose off-day happens to fall on a holiday will receive an additional eight (8) hours pay for the holiday but the holiday pay will not be counted toward the calculation overtime pay paid for working in excess of forty (40) hours per week.
               Section 3. If an employee is working a regular four (4) day per week ten (10) hour per day schedule during the holiday week, then hourly pay will be ten (10) hours pay at the employee's straight time hourly rate.

                     ARTICLE XIII - NON BARGAINING UNIT EMPLOYEES

               It is understood and agreed between the parties that the primary function of the foremen is to supervise. However, the parties also agree that, from time to time, foremen and other non-bargaining unit employees of the Company may perform production and maintenance work covered by this Agreement as long as such work does not permanently displace a bargaining unit employee.

                  ARTICLE XIV - HOURS OF WORK AND SHIFT DIFFERENTIAL

               Section 1. During the life of this Agreement, it is understood that the work day shall be the twenty-four (24) hours commencing with the beginning of the first shift and the work week shall be the seven (7) days beginning with the first shift on Monday.
               Section 2. Forty (40) hours shall be considered the normal work week. One and one-half (1-1/2) times the employee's regular hourly rate shall be paid for all hours worked in excess of forty (40) hours per week. One and one-half (1-1/2) times the employee's regular hourly rate shall be paid for all hours worked in excess of eight (8) per day [ten (10) hours if the employee is working a regular four (4) day per week ten (10) hour per day schedule].
               If an employee is required to work the actual holiday, he will receive his holiday pay plus one and one-half (1 1/2) times his regular hourly rate for hours worked on the actual holiday. Hours for which an employee is paid at one and one-half (1 1/2) times his hourly rate for working on a holiday will not be counted toward the calculation of overtime received for working in excess of forty (40) hours per week.
               Effective March 1, 1998, two (2) times the employee's






          regular hourly rate shall be paid for all hours worked in excess of twelve (12) per day [fourteen (14) hours per day if the employee is working a regular four (4) day per week ten (10) hour per day schedule].
               Daily overtime shall not be counted toward the calculation of overtime pay received for working in excess of forty (40) hours per week.
               Section 3. When an employee has left the plant and is called back to work at times other than his scheduled work hours or hours consecutive with his scheduled work hours, he shall receive a minimum of four (4) hours pay at one and one-half (1-1/2) his regular hourly rate in addition to any pay for regular scheduled hours. However, such hours shall not be counted toward the calculation of overtime pay paid for working in excess of forty (40) hours per week. It is understood that if an employee is called back to work, he may be required to perform any duties in connection with breakdowns or emergency situations in addition to the duties for which he was called out.








































               Section 4. Overtime Meals - The following procedures apply to the overtime meal policy:
               1. Employees required to work unscheduled overtime at the end of their regular work day in excess of two and one-half
               (2 1/2) hours will be provided a meal if they so desire.
               2. Any time an employee is called to work without 12 hours notice and works in excess of 4 hours the Company will provide a meal if the employee so desires. The Company will also supply a meal for every 4 consecutive hours worked thereafter.
               3. If overtime is scheduled in advance on an employees day off, or on other scheduled periods, the employee is expected to provide meals to cover the entire work period.
               4. The price of the meals (including tax) will be limited to $11.00 for lunch and dinner and $5.00 for breakfast.
               Section 5. Scheduled shift employees on the second and third shifts shall receive a shift differential of fifty cents
          (50 cents) per hour in addition to their regular hourly rate of pay for all hours worked on the second and third shifts.
               (1) All regularly scheduled work beginning at 5:00 a.m. to 11:00 a.m. inclusive, shall be considered first shift work.
               (2) All regularly scheduled work beginning at 11:00 a.m. to 7:00 p.m. inclusive, shall be considered second shift work.
               (3) All regularly scheduled work beginning at 7:00 p.m. to 5:00 a.m. inclusive, shall be considered third shift work.
               Employees will receive a shift differential whenever they are scheduled to work on the second or third shift for a period in excess of one week.
               Section 6. The Company will continue to make an effort to avoid requiring employees to work in excess of four (4) hours beyond their regularly scheduled shift. However, the parties recognize that in the case of emergency or breakdown, such work in excess of four (4) hours beyond their regularly scheduled shift may be necessary.
               Section 7. Employees presently being paid "grandfather rates" (in excess of the maximum rate for their group) will continue to receive at least the "grandfather rate" for the term of this Agreement unless said employees are awarded a job in another group in accordance with the job bidding procedure.
               Section 8. Reporting Pay - If an employee reports for work at his/her scheduled time and is sent home because no work is available, the employee will be paid fours (4) hours at the straight time rate. Any such employee who works but is sent home before the end of the shift will receive either four (4) hours pay or pay for the actual time worked whichever is greater. This provision shall not apply if failure to provide work is the result of major equipment or utility failure, or other circumstances beyond the control of the Company.
               Section 9.     Schedule Changes - The Company will make






          every reasonable effort to notify employees of schedules change as soon as practical after such decision is made.
























































                        ARTICLE XV - WAGE RATES AND JOB GROUP

               Section 1. It is understood and agreed that each unit employee shall fall into one of the job groups as is set forth in Schedule"A".

                         ARTICLE XVI - OVERTIME EQUALIZATION

               Section 1. Overtime will be equalized as nearly as practical over time among those employees who are qualified to perform the work. The Company will also take into consideration those employees who desire overtime and those employees who do not desire overtime for equalization. However, under no circumstances will any employee be paid for work not performed in connection with the overtime equalization policy. It is agreed and understood that overtime work is necessary and essential in the Company's operations; therefore, working overtime at the request of the Company may be required.
               Section 2. The following guidelines apply to overtime distribution:
               A. Overtime hours will be maintained as equally as practical on a calendar year basis within the various groups.
               B. Employees who prefer not to work overtime may indicate this preference by sending a letter to the Plant Manager. Employees who send such letter will be considered to be on the "no list" on the January 1 or July 1 next following receipt of the letter. Employees on the "no list" who wish to be considered for overtime again, must send a letter to the Plant Manager requesting this change. Employees will then be removed from the "no list" on the January 1 or July 1 next following receipt of the letter.
               C. Available overtime will be offered, whenever practical to employees within the group with the least amount of overtime hours who have indicated a desire to work overtime. Should all employees within the group be asked to work overtime and for some reason they cannot work, the least senior available employee in the group, regardless of their status on the "no list" will be required to work. Employees on the "no list" will not be permitted to volunteer for overtime work.
               D. Work being performed on straight time which extends into overtime will be offered to the employees working on the job, regardless of their standing on the overtime list.
               E. Overtime hours will be charged to an employee if an attempt is made by management to contact the employee to offer the overtime hours. Hours charged will be equal to the hours charged to the employee performing the work.
               F. Employees who have elected not to work available overtime may be asked to work overtime under certain circumstances, such as, all available employees in a group are working and additional help is needed or efforts to






               contact all other employees in the group have been exhausted and the only person available for the overtime work are employees on the "no list". There may be other instances in which an employee who is on the "no list" will be asked to work overtime. If this occurs it will be addressed on a case by case basis.
               G. Employees on the "no list" who elect at a later time to make themselves available for overtime work, will accept the hours of the individual with the highest number of hours on the overtime list.

                           ARTICLE XVII - LEAVE OF ABSENCE

               Section 1. A leave of absence for any reason other than illness or injury may be granted at the discretion of the Company.
               Section 2. If any employee is elected to act as a delegate to a union convention and a request in writing is given by the union at least two (2) weeks prior to the date requested, said employee shall be granted a leave of absence, not to exceed thirty (30) days, to attend such convention. Such leave will be limited to two (2) unit employees at any one time or three (3) unit employees if the unit ever exceeds 101 employees.
               Section 3. Any leave of absence granted under the foregoing sections shall not affect the employees seniority. The Company and the Union agree to comply with the provisions of The Family and Medical Leave Act (FMLA).

                   ARTICLE XVIII - GRIEVANCE PROCEDURE-ARBITRATION

               Section 1. Should differences arise between the Company and the Union, or an individual employed by the Company, as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made by the parties to settle such differences promptly and in the following manner:
               (1) STEP I. The Complaint, within ten (10) days of its occurrence, or the occurrence of the matter out of which the complaint arises, may be taken up by the employee involved, with or without Union representation, with his foreman. The employee shall state the specific article(s) and paragraph(s) of the contract that is alleged to have been violated in order for the grievance to be considered and processed.
               (2) STEP II. If no satisfactory settlement is reached in Step I, the matter shall be reduced to writing and presented to the Plant Manager within five (5) days from the date of the meeting with the foreman. The Union shall state the specific article(s) and paragraph(s) of the contract that is alleged to have been violated in order for the grievance to be considered and processed. At the time or presentation, or within five (5) days, the Plant Manager will meet with the Grievance Committee to hear and discuss the grievance. The Company shall answer the grievance in writing within five (5) days after said meeting.






               (3) STEP III. If no agreement is reached in Step II, the committee may, within five (5) days of the receipt of the above answer, refer the matter to higher officials of the Company and the Union, who may attend a meeting to be held within thirty (30) days upon request.
               (4)  STEP IV.
               a. Any grievance not settled in Step III above may be referred to arbitration. Notice to refer a grievance to arbitration shall be given in writing within fifteen (15) days after being notified of the decision rendered in Step III or the matter will be considered closed. Only one (1) grievance may be submitted to or under review by any one (1) Arbitrator at any one
          (1) time unless by the prior mutual written consent of the parties.
               b. In the event the parties are unable to agree upon an Arbitrator within seven (7) days after arbitration is invoked, then they shall jointly petition the Federal Mediation and Conciliation Service, which shall submit a panel of seven (7) qualified arbitrators, and the parties shall select a single arbitrator from such panel. Within ten (10) days after the receipt of such panel, the parties shall meet or confer by telephone to select an arbitrator. From the panel, the parties shall strike names, alternating, with the Union striking the first name, and the remaining person will be selected. The Arbitrator shall be appointed by mutual consent of the parties hereto. If the arbitrators included in this panel are unacceptable to either party, a second panel shall be requested from the Federal Mediation and Conciliation Service and a single arbitrator selected from this panel.
               c. Any grievance referred to arbitration shall be heard as soon as possible and a decision rendered within thirty (30) days of the hearing or the date of postmark of the post hearing briefs. The Arbitrator shall have no power to add or to subtract from or change, modify or amend any of the provisions of this Agreement. The decision rendered by the Arbitrator will be final and binding upon the Union, the Company, the grievant, and all the employees covered by this Agreement. The Arbitrator selected pursuant to this Article shall interpret and apply the terms of this Agreement; he/she shall not substitute his/her discretion and judgment for that of the Company. If the Arbitrator finds that a dischargeable offense was committed by the employee, he/she shall not substitute his/her judgment for that of the Company as to whether discharge or a more lenient penalty was appropriate in a particular case.
               d. It is expressly agreed that no Arbitrator shall have the authority to decide any matter involving the exercise of a right reserved to management under this Agreement.
               e. Each party hereto shall pay the expense incurred in the presentation of its own case, and the expenses incident to the services of the Arbitrator, including the cost of the transcript, if requested by either party or the Arbitrator, shall be shared equally by the Company and the Union.






               Section 2. Any grievance growing out of a discharge must be submitted in writing by the aggrieved employee directly to the Union and from the Union to the Plant Manager within seventy-two
          (72) hours of the discharge (for a step three meeting to be held within ten (10) days of the discharge) or the grievance will not be recognized and the discharge shall be final.
               Section 3. Any grievance not presented or appealed within the time limits provided, unless the parties mutually agree to extend the time, shall be considered settled on the basis of the decision which was not appealed and shall be final and binding on the parties involved.
               Section 4. Grievances presented in any of the regular steps set forth and not answered within the time specified or as the same may be extended by mutual agreement shall be considered appealed to the next step of the grievance procedure.
               Section 5. The time limits referred to in the foregoing paragraphs exclude Saturdays, Sundays and holidays.

                     ARTICLE XIX - FIRST AID AND MEDICAL SERVICE

               Section 1. The Company will furnish first aid and medical service to all of its workers for all injuries originating in the course of their work.
               Section 2. It is agreed that the Company may require a complete medical examination by its physician before an applicant is employed, and periodically after employment. The Company will bear the cost of such medical examination by the Company physician. Copies of reports of such examinations and recommendations for treatment shall be at all times available for reference to the employee's physician through the Company physician.

                           ARTICLE XX - SAFETY AND WELFARE

               Section 1. The Company will, according to its established practice, continue to install such safety devices for the protection of the lives and health of its employees as shall be mutually agreed upon by its representatives and the Plant Safety Committee. The Company will maintain lockers and washrooms with heat, light and adequate hot water and keep the toilets and other fixtures and floors in a sanitary condition and supply good drinking water in the necessary plant locations.
               Section 2 - SAFETY COMMITTEE PROCEDURES: The plant safety committee is composed of up to four hourly employees, up to four salaried employees, and the plant manager. The Plant Manager will designate the chairman of the committee. There is one hourly employee alternate.
               The safety committee investigates all accidents of a serious nature, or those that lead to a lost time accident. A report of their investigations, and recommendations is submitted to the Plant Manager, and a copy posted on the bulletin boards.
               An hourly safety committee member and another Company






          designee will accompany the federal MSHA inspector during the inspections of the quarry and plant.
               The safety committee is available to assist with the weekly departmental safety meetings and various other duties as required. Accident prevention is the goal and these employees lead in that area.
               Section 3. Safety Shoes: The Company will reimburse employees who are required to use safety shoes for the purchase of up to two (2) pairs safety shoes for use at the plant. The maximum annual reimbursement for safety shoes will be $150 per employee.
                         Safety Glasses: One (1) pair of prescription safety glasses will be provided each year if needed. Lenses and frames will be chosen from a standard selection identified by the Company. Safety glasses damaged at work will be repaired or replaced as deemed appropriate by the Company. The cost of the eye exam is the responsibility of the employee.
               Section 4. The Company will replace tools which are broken or worn out prematurely while being used at the direction of the Company.
               Broken or worn out tools must be turned in or the replacement process will not apply.

                          ARTICLE XXI - STRIKES AND LOCKOUTS

               The  Union  agrees  that  during the term of this Agreement, there shall be no picketing or strikes by the Union or by its members, of any kind or degree whatsoever, or walkout, suspension of work, slowdowns, limiting of production, or any other interference or stoppage, total or partial, of the Company's operations for any reason whatsoever, such reasons including, but not limited to, unfair labor practices by the Company or any other Employer. It is further agreed that neither the Union or its members shall engage in the above prohibited conduct in support of picketing, strikes or any labor dispute actions engaged in by any other organization or person. In addition to any other recourse or remedy available to the Company for violation of the terms of this Article by the Union and/or any Union member, the Company may discharge or otherwise discipline any employee who authorizes, causes, engages in, sanctions, recognizes, or assists in any violation of this Article. The Company will not engage in any lockouts during the term of this Agreement.

                              ARTICLE XXII - JOB BIDDING

               Section 1. When the Company determines a vacancy exists, other than a minimum pay job, the Company will post a notice of such fact, such notice to remain posted for a period of at least five (5) days, not including Saturdays, Sundays, or holidays. This notice will describe the open position and will include the job group, primary job, rate of pay, shift, hours of work, and






          scheduled days off.
               Section 2. Employees submitting a job bid shall be considered in the manner provided herein in Section 22.4 and the successful applicant's name will be posted within seven (7) days after the bids are opened, except where testing is required for Job Groups V and above. Said delay will not exceed ten (10) days, unless additional time is agreed to between the Union and Company. The successful bidder will be placed on the job within as reasonable a time as possible from the date of posting the award. In the event of the successful applicant' failure to qualify in the opinion of the Company, then it is understood that said employee is to be restored to his former position and standing. Employees will submit their bid to their supervisor and will be given a receipt for the bid.
               Section 3. If within twenty-four (24) months following his assignment to a new job under this procedure, an employee applies for another new job of equal or lower classification, the Company may, at its discretion, disregard such application. This provision does not apply to employees successfully bidding into the Entry Level Training Program.
               Section 4. The following factors shall apply in the awarding of all jobs:
               (1) Qualification of the Applicant (which shall include: ability to perform the work, aptitude, skills, experience, training for the job, and attendance);
               (2) Seniority;
               Where qualifications are equal, seniority shall apply.
               If the employee selected shall fail to qualify after a fair trial period, in the exclusive judgment of the Company, he shall be returned to his former position and the next bidder shall be given consideration. If, the Company determines that none of the employees who bid for the job meet the qualifications for the job, the Company may hire a new employee for the job or fill the vacancy with an employee from Group One.
               Section 5. Temporary Reassignment - An employee who is temporarily assigned by his supervisor to perform work of a higher paid job classification on a daily basis will be paid the rate of such higher job classification for time actually worked. Any such employee assigned by his supervisor to perform work in an equal or lower paid classification will be paid his regular hourly wage rate.
               Section 6. In no event shall the Company be requested or required to post any job temporarily vacated by reason of vacations, illness, or injury. The Company, at its discretion, may create temporary jobs not to exceed ninety (90) calendar days. Successful bidders bidding down or laterally on such temporary jobs will be placed in the labor classification upon completion of the job. Should the Company determine that any temporary job becomes permanent, the Company shall post the job as provided in this Article.
               Section 7.     Temporary Shift Assignments
               A.   Maintenance Work -






          Due to the nature of our business and the need to ensure our equipment is fully operational at all times, there are periods when it becomes necessary to temporarily assign employees to shift work. When the need arises for temporary shift assignments, qualified employees within the classification will be assigned by seniority to the shift of their choice as long as openings are available. If time permits, a notice will be posted to give employees an opportunity to express their shift preference. Employees who do not state their shift preference will be assigned the remaining vacant slots or shifts as needed.
               B.   Other Temporary Shift Assignments
          Other temporary shift assignments will be made by asking for volunteers from the classification and shift with available employees. If there are no volunteers, the least senior, qualified, employee from that classification and shift will be selected.
               Section 8. Knowledge, training, skill and ability gained by temporary assignments and/or while holding jobs under the bid system, will be given consideration in making promotions, layoffs, or reductions in work force.

                              ARTICLE XXIII - CHECK-OFF

               Section 1. The Company agrees to withhold Union dues upon proper written notice from the employee. The Company shall make such deductions from the employee's pay once a month and remit same to the designated Union office along with a list of employees from whom such deductions were made.
               (a) Upon proper written notifications from the employee, the Company will cease to withhold Union dues deductions. Prior to the expiration of the resignation period as defined on the Union Check-Off Card, the Plant Manager or his designee and the designated Union representative shall meet in order to determine that both parties have been duly notified of a member's intention to resign. Both parties shall initial the letters of resignation.
               (b) The Union agrees to save the Company harmless from all forms of liability that may arise out of or by reason of action taken by the Company in complying with any provision of this Article.
               (c) The Union Check-Off Card shall be attached to and be made part of this Agreement.

                        AUTHORIZATION FOR CHECK-OFF FROM WAGES

               To:
          ____________________________________________________________
          (Employer)
               I, ________________________, an employee of
               _________________________, hereby
               authorize and direct my employer to deduct from my wages and pay to the International Brotherhood of Boilermakers, Iron






               Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO-CFL, Local Lodge No. ______, (herein "Union"), an amount equal to dues, initiation fees, and reinstatement fees fixed by the Union. This authorization is voluntarily made in order to pay my fair share of the Union's costs of representing me for purposes of collective bargaining and this authorization is not conditioned upon my present or future membership in the Union. In addition, this authorization is made with specific understanding that it is not a condition of employment with my employer.
               This assignment, authorization and direction shall be irrevocable for a period of one (1) year from the date thereof or until the termination of the collective bargaining agreement between the employer and the Union, whichever occurs sooner, without regard to whether or not I am a Union member. I agree and direct that this agreement, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year or for the period of each succeeding applicable collective bargaining agreement between the employer and the Union, whichever shall be shorter, without regard to whether or not I am a member of the union, unless written notice is given by me to the employer and the local Union Secretary-Treasurer by registered mail not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year or of each applicable collective bargaining agreement between the employer and the Union, whichever occurs sooner.

               "Union dues, contributions or gifts to Lodge ____, International
                  Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO-CFL are not tax deductible as charitable contributions for Federal Income Tax purposes. However, they may be deductible as ordinary and necessary business expenses."
























          _________________________________
          Name  (Signature)


          _______________    _______________
          S.S.N.                     Date

                          ARTICLE XXIV - LAYOFFS AND RECALL

               Section 1. If the Company declares that the number of employees in the Group will be reduced or eliminated, the decision as to which employee or employees in the Group will be removed from that Group shall be made in accordance with the following procedure. The following factors shall be considered by management in determining which employee in the Group will be removed:
               (a)  Seniority.
               (b) Qualifications (which shall include: ability to perform the work, aptitude, skills, experience, training for the job, and attendance of the employee).
               (c)  Requirements of the job.
               Where qualifications (b) and (c) are relatively equal, seniority will prevail. In the event employees are tentatively chosen for removal from a Group out of their order of seniority, the Company will consult with the Union Committee concerning said decision prior to its announcement and implementation. The Company will consider all factors put forward by the Union Committee before arriving at a final decision. However, it is understood that the final decision concerning qualifications for purposes of this article shall be made exclusively by the Company.
               Any employee so removed from a Group may exercise his move into any other Group for which he is qualified. If this procedure results in the Company declaring that the number of employees in the Group to which the employee has transferred must be reduced, the same procedure shall be utilized until Group II is reached. If the Company declares that the number of employees in Group II will be reduced, the employee with the least seniority in Group II will be placed in Group I.
               If the Company declares that the number of employees in Group I will be reduced, the employee with the least seniority in Group I may then be laid-off.
               Employees will be recalled in reverse order.
               Section 2. In the event the Company must have a plant shutdown due to business conditions, employees retained to perform necessary work shall be selected on the following basis:
               (a) Senior employees, whose regular jobs are not required, shall have the option of accepting available work for which they are qualified, or accepting lay-off, except that,
               (b) The Company has the right to require that senior employees work during the shutdown if there are no junior employees with the necessary qualifications to perform the






          required work.
               "Qualified" for purposes of this Section shall mean that the employee must be able to perform all duties connected with the job within two (2) work weeks. It is further understood that the Company may allow the employee to demonstrate his abilities to perform as required. The Company's decision concerning qualification as used in this Section is subject to the grievance procedure.

                            ARTICLE XXV - ACCESS TO PLANT

               The Company agrees that during all reasonable times when the plant is operating, a duly accredited representative of the Union shall be entitled to access to the plant during the regular working hours for the purpose of assisting in the adjustment of pending grievances, provided that the designated representative of the Company is properly notified in advance and the Union representative establishes proper identification. If it is necessary to go into the work area of the plant (for example, to view a particular operation relative to a pending grievance), then the appropriate Company official shall accompany the Union representative so that both parties see the same thing so as to aid in resolving the grievance.

                             ARTICLE XXVI - FUNERAL LEAVE

               An employee, upon notification to the Company of the death of his/her spouse, daughter, son, step-daughter, or stepson, grandchildren, father, mother, father-in-law, mother-in-law, stepfather, stepmother, grandparent, spouse grandparent, brother, half-brother, sister, half-sister, brother-in-law, sister-in-law, daughter-in-law, son-in-law shall be granted the next three (3) scheduled working days off with pay (up to four (4) days if the employee is required to travel beyond a radius of 500 miles to attend the funeral) beginning within 4 days of the death.
          Payment for such time will be on the basis of eight (8) hours per day (10 hours if working a 4 day per week 10 hour shift schedule) at the employees regular straight time hourly rate. To be eligible for benefits under this Article the employee must supply reasonable documentary evidence of the covered death and family relationship when requested and attend the funeral or service.

                            ARTICLE XXVII - MILITARY LEAVE

               Active employees with one (1) year seniority and who are in the reserve or any branch of military service, including the National Guard, who are required to attend a summer camp as part of their reserve obligation, shall receive from the employer the difference between the amount of pay received for such camp and their regular straight time hourly rate of pay for up to a maximum of two (2) weeks pay per calendar year at a maximum of forty (40) hours per week. Employees required to attend such






          summer encampment shall give the Company notice of the encampment as soon as possible but in no case later than two (2) weeks prior to the date the employee is required to report to summer encampment.

                              ARTICLE XXVIII - BENEFITS

               During the term of this Agreement the Company will provide employees with participation in the Southdown, Inc. Medical/Dental Benefit Plan, the Southdown, Inc. Life Insurance and Accidental Death and Dismemberment Plan, the Southdown, Inc. Long Term Disability Plan, the Southdown, Inc. Pension Plan, the Southdown, Inc. Retirement Savings Plan, the Southdown, Inc. Retiree Medical Plan and the Southdown, Inc. Voluntary Life Insurance Plan, and continue said plans for the life of this Agreement unless the parties agree mutually to modify the provisions of these plans.
               The Company will continue its short term disability program for Dixie hourly employees for the term of the Agreement. Employees eligible for short term disability will receive thirty dollars ($30.00) per work day for the second through the fifth work day of absence and fifty dollars ($50.00) per work day ($250.00 - 5 day per week limit) for up to five (5) months from the beginning of the disability.

                                ARTICLE XXIX - COPIES

               Section 1. The Labor Agreement, and Summary Plan Descriptions for the Pension Plan, 401K, and Insurance Plan will be printed at Company expense. The Company will provide each member with a copy of the booklet.

                             ARTICLE XXX - SAVINGS CLAUSE

               If any of the provisions of this Agreement conflict with any applicable federal, state, or other law or administrative action now or hereafter in force, such provisions shall be null and void and inoperative as to that conflict of law and all other provisions of this Agreement shall remain in full force and effect.


















                           ARTICLE XXXI - TERM OF AGREEMENT

               After ratification by the members of the Local Union, this Agreement shall become effective and remain in force and effect and be binding upon the parties hereto from March 1, 1995, to and including February 28, 2000, and it shall continue to be in full force and effect thereafter from year to year until either party on or before December 28, of any year, beginning 1999, gives written notice to the other party of its desire or intention either to alter and modify or terminate the contract. If such notice is given, the parties hereto shall begin negotiations not later than January 15 in such year.
               IN WITNESS WHEREOF, the Union has caused this Agreement to be executed in its name, after due authorization and the Company has caused it to be executed in its name, by its duly authorized representatives.
          INTERNATIONAL BROTHERHOOD OF DIXIE CEMENT COMPANY
          BOILERMAKERS, CEMENT, LIME,
          GYPSUM AND ALLIED WORKERS,
          DIVISION LOCAL LODGE NO. D140

          By:   -------------------                 By:   --------------------
                  J. C. Todd                                Bernard M. Reuland

            By:   ------------------                By:   -------------------
                  Gerald E. Breeden                       Lawrence L. Hoffis

            By:   -----------------                   By:   ------------------
                  Gary L. Bell                              Herman J. Wurth

            By:   ------------------               By:   ---------------------
                  David A. Womack                        Thomas H. Shields, Jr.

            Signed this 23rd day of                   Signed this 23rd day of
            March, 1995.                                    March, 1995.
























                                      SCHEDULE A - PAY PROCEDURES


  A1  -  GAINSHARING:       Over the term of the Agreement, employees will
  participate in a Gainsharing Program developed by the Company.

  A2  -  JOB TRANSFERS:     If an employee is temporarily transferred to work in
  another group, his pay and training credits will be established as follows.
  He will be evaluated by the foreman he has been working for, the foreman he will be working for, and the Plant Manager. They will review his skill, ability, education, and plant experience in relationship to the job and place him within the wage range for that group accordingly. If he has no skill, ability, education, or experience to offer, he will begin at the starting rate.

  A3 - Leadpersons will be paid $1.50 per hour in addition to their normal rate of pay while they are designated as leadpersons to perform certain quasi-supervisory tasks incidental to their normal hands-on-work. Leadpersons will be selected based on qualifications required for a specific area and seniority.

                    GROUPS & PAY RATES FOR REGULAR HOURLY EMPLOYEES






             Pay        1-MAR-95   1-MAR-96   1-MAR-97   1-MAR-98    1-MAR-99
             Groups     Pay Rates  Pay Rates  Pay Rates  Pay Rates   Pay Rates

                 I      $ 10.70    $ 11.00    $ 11.20    $ 11.55     $ 11.80

                II      $ 13.90    $ 14.25    $ 14.50    $ 14.90     $ 15.20

                III     $ 14.90    $ 15.25    $ 15.55    $ 15.95     $ 16.30

                IV      $ 13.75    $ 14.40    $ 15.05    $ 15.70     $ 16.35

                 V      $ 14.90    $ 15.25    $ 15.60    $ 16.00     $ 16.40

                VI      $ 15.75    $ 16.10    $ 16.45    $ 16.85     $ 17.25

                VII     $ 15.85    $ 16.20    $ 16.55    $ 16.95     $ 17.35

               VIII     $ 15.90    $ 16.25    $ 16.60    $ 17.00     $ 17.40















                                       PAY GROUPS & PRIMARY JOBS

                  Group                         Primary Jobs

            I.    Yard                          A.    Laborer

            II.   Packing/Shipping & Stores           A.    Packer / Loader
                                                      Bulk Loader
                                                      Bin Puller
                                                      Scale Operator

                                                B.    Issue Clerk

            III.  Quarry                        A.    Truck Driver
                                                      Front End Loader
                                                      Grader / Water Truck
                                                      Crusher Operator
                                                      Dozer Operator
                                                      Excavator

                                                B.    Mechanic Helper

            IV.   Production                    A.    Production Utility

                                                B.    HWF Utility

            V.    Laboratory                          Control Chemist
                                                      Physical Tester

            VI.   Mechanical Maintenance        A.    Repair Mechanic
                                                      Repair / Lubricator

                                                B.    Diesel Mechanic

            VII.  Electrical Maintenance        A.    Electrician

            VIII. CRA                           A.    CRA
                                                      Relief CRA / Utility

           Note: Overtime will be equalized within each subgroup as referenced in Article XVI - Overtime Equalization.


















                                   DIXIE CEMENT
                                   PROGRESSION
                                   PLAN

                                   MARCH 1 1995
                            START-
           PAY GROUP &        ING
                                            12     18     24     30     36
            POSITIONS        RATE  6 MOS.  MOS.   MOS.   MOS.   MOS.   MOS.

         PAY GROUP I
     YARD                    $7.70  $9.20 $10.70



     PAY GROUP II

     PACKING / SHIPPING      $9.65 $11.05 $12.45 $13.90
     & STOREROOM


     PAY GROUP III
     QUARRY                 $10.65 $12.05 $13.45 $14.90



     PAY GROUP IV

     PRODUCTION             $10.65 $11.45 $12.25 $13.05 $13.75



     PAY GROUP V
     LABORATORY             $10.65 $11.70 $12.75 $13.80 $14.90



     PAY GROUP VI

     MECHANICAL
     MAINTENANCE            $13.15 $13.55 $14.00 $14.40 $14.80 $15.25 $15.75



     PAY GROUP VII
     ELECTRICAL MAINTENANCE $13.25 $13.65 $14.10 $14.50 $14.90 $15.35 $15.85



     PAY GROUP VIII

     CONTROL ROOM ATTENDANT $14.90 $15.05 $15.20 $15.35 $15.50 $15.70 $15.90



                                   DIXIE CEMENT

                                   PROGRESSION
                                   PLAN
                                   MARCH 1 1996


                            STARTI
           PAY GROUP &        NG
                                            12     18     24     30     36
            POSITIONS        RATE  6 MOS.  MOS.   MOS.   MOS.   MOS.   MOS.

     PAY GROUP I

     YARD                    $8.00  $9.50 $11.00



     PAY GROUP II
     PACKING / SHIPPING     $10.00 $11.40 $12.80 $14.25
     & STOREROOM


     PAY GROUP III

     QUARRY                 $11.00 $12.40 $13.80 $15.25



     PAY GROUP IV
     PRODUCTION             $11.00 $11.85 $12.70 $13.55 $14.40



     PAY GROUP V
     LABORATORY             $11.00 $12.05 $13.10 $14.15 $15.25





     PAY GROUP VI
     MECHANICAL
     MAINTENANCE            $13.50 $13.90 $14.35 $14.75 $15.15 $15.60 $16.10



     PAY GROUP VII
     ELECTRICAL MAINTENANCE $13.60 $14.00 $14.45 $14.85 $15.25 $15.70 $16.20




     PAY GROUP VIII
     CONTROL ROOM ATTENDANT $15.25 $15.40 $15.55 $15.70 $15.85 $16.05 $16.25



                                   DIXIE CEMENT

                                   PROGRESSION
                                   PLAN
                                   MARCH 1 1997


                            STARTI
           PAY GROUP &        NG
                                            12     18     24     30     36
            POSITIONS        RATE  6 MOS.  MOS.   MOS.   MOS.   MOS.   MOS.

     PAY GROUP I

     YARD                    $8.20  $9.70 $11.20



     PAY GROUP II
     PACKING / SHIPPING     $10.25 $11.65 $13.05 $14.50
     & STOREROOM


     PAY GROUP III

     QUARRY                 $11.30 $12.70 $14.10 $15.55



     PAY GROUP IV
     PRODUCTION             $11.30 $12.20 $13.15 $14.10 $15.05



     PAY GROUP V
     LABORATORY             $11.35 $12.40 $13.45 $14.50 $15.60



     PAY GROUP VI
     MECHANICAL
     MAINTENANCE            $13.85 $14.30 $14.70 $15.10 $15.55 $16.00 $16.45



     PAY GROUP VII
     ELECTRICAL MAINTENANCE $13.95 $14.40 $14.80 $15.20 $15.65 $16.10 $16.55




     PAY GROUP VIII
     CONTROL ROOM ATTENDANT $15.60 $15.75 $15.90 $16.05 $16.20 $16.40 $16.60


                                   DIXIE CEMENT

                                   PROGRESSION
                                   PLAN
                                   MARCH 1 1998


                            STARTI
           PAY GROUP &        NG
                                            12     18     24     30     36
            POSITIONS        RATE  6 MOS.  MOS.   MOS.   MOS.   MOS.   MOS.

     PAY GROUP I

     YARD                    $8.55 $10.05 $11.55



     PAY GROUP II
     PACKING / SHIPPING     $10.65 $12.05 $13.45 $14.90
     & STOREROOM


     PAY GROUP III

     QUARRY                 $11.70 $13.10 $14.50 $15.95



     PAY GROUP IV
     PRODUCTION             $11.95 $12.85 $13.80 $14.75 $15.70



     PAY GROUP V
     LABORATORY             $11.75 $12.80 $13.85 $14.90 $16.00



     PAY GROUP VI
     MECHANICAL
     MAINTENANCE            $14.25 $14.70 $15.10 $15.50 $15.95 $16.40 $16.85



     PAY GROUP VII
     ELECTRICAL MAINTENANCE $14.35 $14.80 $15.20 $15.60 $16.05 $16.50 $16.95




     PAY GROUP VIII
     CONTROL ROOM ATTENDANT $16.00 $16.15 $16.30 $16.45 $16.60 $16.80 $17.00




                                   DIXIE CEMENT

                                   PROGRESSION
                                   PLAN
                                   MARCH 1 1999


                            STARTI
           PAY GROUP &        NG
                                            12     18     24     30     36
            POSITIONS        RATE  6 MOS.  MOS.   MOS.   MOS.   MOS.   MOS.

     PAY GROUP I

     YARD                    $8.80 $10.30 $11.80



     PAY GROUP II
     PACKING / SHIPPING     $10.95 $12.35 $13.75 $15.20
     & STOREROOM


     PAY GROUP III

     QUARRY                 $12.05 $13.45 $14.85 $16.30



     PAY GROUP IV
     PRODUCTION             $12.10 $13.15 $14.20 $15.25 $16.35



     PAY GROUP V
     LABORATORY             $12.15 $13.20 $14.25 $15.30 $16.40


     PAY GROUP VI
     MECHANICAL
     MAINTENANCE            $14.65 $15.10 $15.50 $15.90 $16.35 $16.80 $17.25



     PAY GROUP VII
     ELECTRICAL MAINTENANCE $14.75 $15.20 $15.60 $16.00 $16.45 $16.90 $17.35




     PAY GROUP VIII
     CONTROL ROOM ATTENDANT $16.40 $16.55 $16.70 $16.85 $17.00 $17.20 $17.40




